UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2006
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other	(Commission File	(IRS Employer
Jurisdiction	Number)	Identification Number)
of Incorporation)

46897 Bayside Parkway,
Fremont, California		94538
(Address of Principal		(Zip Code)
Executive Offices)
Registrant’s telephone number, including area code: (510) 661-5000
Not applicable
(Former Name or Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     As previously announced, Asyst Technologies, Inc. delayed the filing of its Form 10-K for fiscal year ended March 31, 2006, and Form 10-Q for fiscal quarter ended June 30, 2006, pending completion of an independent investigation into our past stock option grant practices. The investigation was conducted by a Special Committee of our Board of Directors.
     Asyst announced on October 9, 2006, that the Special Committee of independent board members has completed its investigation related to the Company’s past stock option grants and practices and that, based on the Special Committee’s report and findings, the Company will restate certain previously issued financial statements as a result of the cumulative impact of its historical accounting for stock options.
     The Special Committee reviewed all stock option grants from January 1, 1995 through June 7, 2006 and, as previously announced, found instances where incorrect measurement dates were used to account for certain grants. Based on the Special Committee’s investigation, the Company currently estimates that the aggregate financial impact of stock compensation charges resulting from these incorrect measurement dates and other stock option-related errors, adjusted for taxes and subsequent forfeitures, is approximately $19 million.
     These errors did not have a material impact on annual operating results or financial position in any of the company’s 2002-2005 fiscal years ended March 31, or on any of the quarterly periods in fiscal years 2005 or 2006. Nonetheless, because the cumulative impact of these errors would be material if recorded in a single period, the company will restate in its annual report on Form 10-K for the fiscal year ended March 31, 2006, the historical financial statements for its fiscal years ended March 31 of 2004 and 2005, and adjust selected financial data for its 2002 and 2003 fiscal years to reflect the impact of these errors in the appropriate periods. The Company anticipates that the stock compensation charges and related tax adjustments will increase net loss in fiscal years 2002, 2003 and 2005, and will reduce the net loss in fiscal year 2004. The Company expects to file as soon as practicable its Annual Report on Form 10-K for the year ended March 31, 2006, as well as its Form 10-Q for the quarter ended June 30, 2006.
     In its inquiry, the Special Committee concluded that none of the incorrect measurement dates was the result of fraud, and found no evidence raising any concerns about the integrity of current management. The last option grant for which the measurement date was found to be in error was made in February 2004. The Special Committee noted that management had significantly improved the Company’s stock option grant practices since that date, and the Special Committee recommended certain further measures to enhance the Company’s stock and option grant practices going forward.
     The Audit Committee of the Company’s Board of Directors, upon management’s recommendation, concluded on October 6, 2006, that all financial statements and related communications prior to its fiscal year beginning April 1, 2001, should not be relied upon.
     The Company’s management and the Audit Committee of its Board of Directors have discussed the above matters with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.
     Asyst issued a press release concerning the above matters on October 9, 2006, a copy of which is attached as Exhibit 99.1 to this report, and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
               (c) Exhibits:
          99.1 Press release titled “Asyst Technologies Completes Inquiry Into Past Stock Option Grants and Practices; Will Restate Prior Financial Results”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.

Date: October 11, 2006	By:	/s/ Steve Debenham Steve Debenham Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release titled “Asyst Technologies Completes Inquiry Into Past Stock Option Grants and Practices; Will Restate Prior Financial Results”

4